Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Completes Acquisition of Hatteras Funds Group, Adviser to the Hatteras Funds

Acquisition Expands RCAP’s Platform of Alternative Investment Offerings, Further Diversifies Revenue Sources

NEW YORK, July 1, 2014 – RCS Capital Corporation (“RCAP”) (NYSE:RCAP) announced today that on June 30, 2014, it closed on its previously announced acquisition of substantially all the assets, and assumption of certain of the liabilities, related to the business and operations of a group of related companies (the “Hatteras Funds Group”) that manage and distribute the Hatteras Funds (“Hatteras Funds”). The Hatteras Funds are a family of funds that provides alternative investment solutions to financial advisors and their clients. The Hatteras Funds Group and the Hatteras Funds will continue to operate under current management and the “Hatteras” brand.

“The alternative investments solutions that the Hatteras Funds Group provides to financial advisors and their clients will be an important part of establishing RCAP’s presence in the rapidly expanding liquid alternative sector, while complementing the Company’s existing durable income investment solutions,” said Michael Weil, President of RCAP. “Investors have demonstrated a significant and growing interest in liquid alternative mutual funds and sophisticated investment approaches, and we believe the addition of the Hatteras Funds Group to our portfolio of companies gives us the opportunity to meet that demand.”

David Perkins, Chief Executive Officer of the Hatteras Funds Group, commented, "We believe that our clients will benefit from immediate access to RCAP's well-capitalized and diverse distribution platform. The acquisition allows us to invest further in our current portfolio management and product development teams and continue to offer a suite of innovative alternative investments. We look forward to working with the RCAP team and further developing alternative investment solutions that help financial advisors and their clients build better portfolios."

About RCAP

RCAP is an investment firm expressly focused on the retail investor. RCAP is engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on alternative investments. Following the closing of recent acquisitions of independent broker-dealers and an investment manager, RCAP is also engaged in the independent retail advice and investment management businesses. RCAP's business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

About Hatteras Funds

Hatteras Funds provides alternative investment solutions for financial advisors and their clients. Hatteras Funds provides retail investors with access to the same sophisticated investment approach and superior portfolio management talent as the largest institutions. A boutique alternative investment specialist founded in 2003, Hatteras Funds offers a suite of innovative products designed to help financial advisors allocate to alternative investments. The Raleigh, N.C.-based firm manages $2.7 billion in alternative investment strategies for a broad range of institutions, endowments, pensions and high-net-worth individuals. For more information, please visit hatterasfunds.com.

Important Notice

The statement in this press release include statements regarding the intent, belief or current expectations of RCAP and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCAP's ability to consummate our pending acquisitions of businesses and RCAP's ability to integrate businesses acquired in recent acquisitions into RCAP's existing businesses. Additional factors that may affect future results are contained in RCAP's filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCAP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor/Media Inquiries

Anthony J. DeFazio SVP of Public Relations DDCwork tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (866) 904-2988